Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Southland Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(2)	457(c)	53,669,877	$8.605	(3)	$461,829,288.02	0.0001102	$50,893.59
Fees to Be Paid	Equity	Warrants to purchase Common Stock	457(g)	585,502	-		-	0.0001102	-	(4)
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(5)	457(g)	14,385,502	$11.50	(6)	$165,433,273.00	0.0001102	$18,230.75

	Total Offering Amounts						$627,262,561.02		$69,124.33
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fees Due								$69,124.33

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Represents the sum of up to (i) 44,903,475 shares of Common Stock issued or issuable to the Southland Members pursuant to the Merger Agreement, assuming full satisfaction of all earnout targets set forth in the Merger Agreement, or otherwise received by certain Southland Members upon the Closing of the Business Combination; (ii) 8,766,402 shares of Common Stock held by the Initial Stockholders and EBC; and (iii) 585,502 shares of Common Stock issuable upon the exercise of the Private Warrants issued to the Initial Stockholders and EBC (and its designees), in each case, as described in the prospectus forming a part of this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on The NYSE American on March 29, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).
(4)	In accordance with Rule 457(g), the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.
(5)	Reflects the shares of Common Stock that may be issued upon exercise of outstanding Warrants, for an exercise price of $11.50 per share of Common Stock.
(6)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.